EXHIBIT 99.1

October 17, 2012	FOR IMMEDIATE RELEASE

SERVOTRONICS, INC.
ANNOUNCES SHAREHOLDER RIGHTS PLAN

ELMA, NEW YORK—Servotronics, Inc. (NYSE MKT-SVT) announced today that its Board of Directors has adopted a Shareholder Rights Plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of common stock.

The purpose of the Shareholder Rights Plan is to enhance Servotronics’ ability to protect the interests of its shareholders from abusive takeover tactics and attempts to acquire shares from some or all of the shareholders at an inadequate price. The Plan is designed to help promote fair and equal treatment of all shareholders and satisfy their long term investment objectives.

The dividend distribution will be made as of the close of business on October 15, 2012, payable to stockholders of record on that date. The Rights will expire on October 15, 2022. The Rights distribution is not taxable to stockholders.

The Rights will be exercisable only if a person or group (“Acquiring Person”) acquires 25% or more of Servotronics’ common stock (excluding shares held by the Servotronics, Inc. Employee Stock Ownership Trust [“ESOT”]) or announces a tender offer the consummation of which would result in ownership by a person or group of that amount. The ESOT and/or Dr. Nicholas D. Trbovich, Chairman and CEO of the Company, cannot be an Acquiring Person, as defined. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $32.00.

If Servotronics is acquired in a merger or other business combination transaction after a person has acquired 25% or more of the Company’s outstanding common stock (excluding shares held by the ESOT), each Right will entitle its holder to purchase, at its then-current exercise price, a number of the acquiring company’s common shares having a market value of three times such price. In addition, if a person or group acquires 25% or more of the outstanding Servotronics common stock exclusive of shares held by the ESOT, each Right will entitle its holder (other than such person or members of such group) to purchase, at its then-current exercise price, a number of Servotronics’ common shares having a market value of three times such price.

Following the acquisition by a person or group of beneficial ownership of 25% or more of the Company’s outstanding common stock (exclusive of ESOT shares), the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of two shares of common stock (or two one-hundredths of a share of the new series of junior participating preferred stock) per Right.

Prior to the acquisition by a person or group of beneficial ownership of 25% or more of the Company’s common stock (exclusive of ESOT shares), the Rights are redeemable for $.00l per Right at the option of the Board of Directors. The Board of Directors is also authorized to reduce the 25 % thresholds referred to above to not less than 10%.

Servotronics, Inc. is composed of two operating groups — the Advanced Technology Group (ATG) and the Consumer Products Group (CPG).  The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.